Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 01:40 PM 02/21/2014 FILED 01:34 PM 02/21/2014 SRV 140215847 – 5485662 FILE

CERTIFICATE OF FORMATION

OF

CAESARS GROWTH PROPERTIES HOLDINGS, LLC

Dated as of February 21, 2014

This Certificate of Formation is being filed pursuant to Section 18-201 of the Delaware Limited Liability Company Act, in connection with the formation of Caesars Growth Properties Holdings, LLC, a Delaware limited liability company (the “Company”).

The undersigned, being duly authorized to execute and file this Certificate of Formation, does hereby certify as follows:

FIRST: The name of the limited liability company is “Caesars Growth Properties Holdings, LLC”.

SECOND: The Company’s registered office in the State of Delaware is to be located at State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, 19808. The registered agent of the Company at such address is Corporation Service Company.

THIRD: The Certificate of Formation shall be effective upon its filing in the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the date first written above.

/s/ Winston Gu
Name:	Winston Gu
Title:	Authorized Person